Exhibit 99.1

PRESS RELEASE

For more information contact:	December 2, 2008

Lisa Free

(334) 676-5105

COLONIAL BANCGROUP RECEIVED PRELIMINARY

APPROVAL FROM THE U.S. TREASURY

FOR $550 MILLION IN CAPITAL

MONTGOMERY, Ala.—(NYSE: CNB) The Colonial BancGroup, Inc. today announced that it has received preliminary approval to participate in the United States Treasury Department’s capital purchase program. Colonial BancGroup will receive $550 million from the Emergency Economic Stabilization Act of 2008 aimed at enhancing the economy by restoring liquidity and increasing financing to businesses and consumers. The preliminary approval is subject to certain conditions and the execution of definitive agreements.

In exchange for its investment, the Treasury will receive shares of Colonial BancGroup preferred stock which will pay a 5% dividend for the first five years. If the shares are not redeemed by Colonial within five years, Colonial will pay the government dividends at a 9% annual rate. The U.S. Treasury will also receive warrants to purchase shares of Colonial BancGroup common stock for 10 years.

Colonial’s Tier I leverage ratio will increase to 9.46% on a proforma basis from 7.29% reported at September 30, 2008. Colonial’s Tier I capital ratio will increase to 12.98% on a pro forma basis from 10.00% reported at September 30, 2008, significantly higher than the well capitalized threshold of 6%. Colonial’s total risk based capital ratio will improve to 17.16% on a pro forma basis from 14.18% reported at September 30, 2008, also notably higher than the well capitalized minimum ratio of 10%.

“We fully support and applaud the actions by the U.S. Treasury Department to support stability, safety and soundness of the nation’s financial institutions,” said Colonial BancGroup Chairman, CEO and President Robert E. Lowder. “The $550 million in new capital will enhance our capital cushion and will allow Colonial Bank to meet our customers’ financing needs with additional lending activity throughout our five state footprint.”

Additionally, Colonial plans to participate in the U.S. Treasury’s Temporary Liquidity Guarantee Program’s full FDIC insurance coverage of noninterest-bearing deposit and certain other transaction accounts regardless of the dollar amount through December 31, 2009.

Colonial BancGroup operates 347 branches in Florida, Alabama, Georgia, Nevada and Texas with over $26 billion in assets. The Company’s common stock is traded on the New York Stock Exchange under the symbol CNB and is located online at www.colonialbank.com. In some newspapers, the stock is listed as ColBgp.

This release includes “forward-looking statements” within the meaning of the federal securities laws. Words such as “believes,” “estimates,” “plans,” “expects,” “should,” “may,” “might,” “outlook,” “potential” and “anticipates,” the negative of these terms and similar expressions, as they relate to The Colonial BancGroup, Inc. (BancGroup) (including its subsidiaries or its management), are intended to identify forward-looking statements. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such statements. In addition to factors mentioned elsewhere in this release or previously disclosed in BancGroup’s SEC reports (accessible on the SEC’s website at www.sec.gov or on BancGroup’s website at www.colonialbank.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance. These factors are not exclusive:

•	losses to our loan portfolio are greater than estimated or expected;
•	an inability to raise additional capital on terms and conditions that are satisfactory;
•	the impact of current economic conditions on our ability to borrow additional funds to meet our liquidity needs;
•	economic conditions affecting real estate values and transactions in BancGroup’s market and/or general economic conditions, either nationally or regionally, that are less favorable then expected;
•	changes in the interest rate environment which expand or reduce margins or adversely affect critical estimates as applied, projected returns on investments, and fair values of assets;
•	deposit attrition, customer loss, or revenue loss in the ordinary course of business;
•	increases in competitive pressure in the banking industry and from non-banks;
•	costs or difficulties related to the integration of the businesses of BancGroup and institutions it acquires are greater than expected;
•	the inability of BancGroup to realize elements of its strategic plans for 2008 and beyond;

•	natural disasters in BancGroup’s primary market areas which result in prolonged business disruption or materially impair the value of collateral securing loans;
•	management’s assumptions and estimates underlying critical accounting policies prove to be inadequate or materially incorrect or are not borne out by subsequent events;
•	the impact of recent and future federal and state regulatory changes;
•	current and future litigation, regulatory investigations, proceedings or inquiries;
•	strategies to manage interest rate risk may yield results other than those anticipated;
•	changes which may occur in the regulatory environment;
•	a significant rate of inflation (deflation);
•	unanticipated litigation or claims;
•	acts of terrorism or war; and
•	changes in the securities markets.

Many of these factors are beyond BancGroup’s control. The reader is cautioned not to place undue reliance on any forward looking statements made by or on behalf of BancGroup. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. BancGroup does not undertake any obligation to update or revise any forward-looking statements.

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